SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-A
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
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One Horizon Group, Inc.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-10822	46-3561419
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Weststrasse 1, Baar, Switzerland, CH6340
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

011 41 41 760 5820
 (ISSUER TELEPHONE NUMBER)

Copies to:

Hunter Taubman Weiss LLP
130 w. 42nd Street, Suite 1050
 New York, NY 10036
Tel: 212-732-7184

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c)., check the following box.   ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities being registered is common stock, par value $0.0001 per share ( the “Common Stock”) of One Horizon Group, Inc., a Delaware corporation (the “Company”). The Company is authorized to issue 200 million shares of common stock. On August 6, 2013, the shareholders approved the reduction of the authorized common stock to 200 million, with the par value remaining unchanged at $0.0001 per common share, and the consolidation of the issued and outstanding common stock on the basis of one new share for each 600 shares, effective upon approval of the regulatory authorities.  The Company’s common stock was consolidated effective as of August 29, 2013

As of the date hereof, 32,821,533 shares of our Common Stock are issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Item 2. Exhibits

The securities being registered hereby are to be registered on an exchange on which no other securities of the Company are registered. The necessary exhibits will be supplied to the NASDAQ Stock Market LLC and are not filed with or incorporated by reference to this Registration Statement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: July 2, 2014	By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer